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CONNECTONE BANCORP, INC.

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Dear Fellow Shareholders,

2013 was a transformative year underscored by outstanding, quality growth and achievement in every area of our business. We made some incredibly bold moves – for our bank and within our industry – that are paving the way for future returns. We achieved record financial results in our first year as a public company and surpassed the $1.0 billion threshold for total assets and total loans. We significantly expanded our leadership team and doubled-down on our progressive position in technology. And we did it all as ConnectOne Bank, a new name and brand synonymous with our philosophy that we can deliver even more value operating as a customer service organization that just happens to be a bank.

Growing Our Financial Position

Growth in net income and assets once again defined our strength. 2013 net income available to common stockholders totaled a record $10.3 million, representing a year-over-year increase of 27.3%. As we continued to execute on our disciplined growth plan and extend ConnectOne’s reputation as the “goto” bank for the small and medium-sized business owner, total assets increased 34% year-over-year to $1.24 billion while our loan portfolio increased 36% year-over-year to approximately $1.15 billion. Asset quality also remains an overriding priority. In 2013, our non-performing assets were again less than 1% of total assets. At the same time, we remain laser focused on expense control and balancing investments in infrastructure with prudent and sustainable growth initiatives. Reflecting the success of our strategy, we maintained an efficiency ratio below 50%.

Growing Our Market Position

While we remain committed to delivering strong, stable and sustainable results, our measure of success goes well beyond our financials. This past February we took on the name ConnectOne Bank, a successful rebranding that better defines our future opportunity in key markets, governing everything from process to product innovation.

We reached another major milestone with our February 2013 IPO. The offering strengthened our capital position, generating net proceeds of $47.7 million. It also opened doors to additional growth opportunities, raising the visibility of our organization and enabling us to advance our overall business mission. Our legal lending limit increased to over $20 million - allowing us to grow and scale alongside the needs of our existing clients and to attract new ones with greater banking needs.

From enhancing operating efficiencies across our entire network to driving our product innovation, strategic investments in technology allow us to remain ahead of the market and give us our competitive edge. In 2013, ConnectOne was again recognized for its outstanding performance and achievement. SNL Financial has consistently ranked ConnectOne Bank as one of the country’s top performing community banks.

ConnectOne has also been given the opportunity to be a leading voice on behalf of community banks through my election this year to the board of directors of the American Bankers Association.

Growing Stronger

Our employees are at the heart of these outstanding results. Their dedication to connecting to our clients’ needs while providing world-class customer service drives our standard for quality growth. We are opening a new branch in Newark's Ironbound District, extending our geographic footprint and positioning our lending and banking teams to capitalize on the area's high-density business demographic. We are also excited about our recently announced definitive merger agreement with Center Bancorp, Inc., which will create New Jersey’s premier community bank. The proposed combination, currently expected to close the middle of this year, will expand our franchise into some of the most affluent counties in New Jersey and extend our focus on serving owner-operated, middle-market companies.

I’m proud of what we’ve accomplished together this past year, and even more proud of how we’re shaping the outlook for not only the community banking industry, but also for the businesses, families, employees and you, our shareholders, who help us create extraordinary value.

Thank you for your continued support and confidence in ConnectOne.

Best regards,

/s/ Frank Sorrentino III

Frank Sorrentino III

Chairman/CEO

ConnectOne Bancorp, Inc.